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                                                                    EXHIBIT 99.1




FOR ADDITIONAL INFORMATION:

CytRx Corporation:
Ed Umali
Director of Communications
310/826-5648
eumali@cytrx.com

Investor Relations Group:
Jane Lin/John Nesbett
212/825-3210


     CYTRX CORPORATION ADDS THREE ORAL CLINICAL STAGE DRUG CANDIDATES WITH ACQUISITION OF ASSETS OF BIOREX RESEARCH & DEVELOPMENT COMPANY AND CLOSES
                               RELATED FINANCING

   ACQUISITION EXPANDS AND ACCELERATES CYTRX'S DRUG DEVELOPMENT PIPELINE WITH PLANNED ENTRY INTO PHASE II CLINICAL TRIALS FOR ALS/LOU GEHRIG'S DISEASE BY
                              SECOND QUARTER 2005

 CYTRX TO HOLD A CONFERENCE CALL ON OCTOBER 5, 2004 AT 11:00 AM EST TO DISCUSS
                             DETAILS OF ACQUISITION

LOS ANGELES, CA - OCTOBER 5, 2004 - CytRx Corporation (NASDAQ: CYTR) has acquired all the clinical and pharmaceutical assets and related intellectual property of Hungary-based Biorex Research & Development RT. ("Biorex"), a privately held biotechnology company focused on the development of novel small molecules with broad therapeutic applications in neurology, diabetes, and cardiology. This acquisition dramatically accelerates CytRx's entry into clinical testing for amyotrophic lateral sclerosis (ALS; Lou Gehrig's Disease), with an anticipated initiation of a Phase II clinical trial for the drug arimoclomol during the second quarter of 2005. The acquisition of Biorex's assets also provides CytRx with a pipeline of at least two additional oral drug candidates at various stages of clinical development up to Phase II, a library of 500 small molecule drug candidates and an extensive intellectual property portfolio. In connection with the acquisition, CytRx paid a cash purchase price of US $3,000,000 and agreed to make milestone payments upon the occurrence of certain regulatory filings and approvals related to the acquired products.

Steven A. Kriegsman, CytRx's President and CEO, discussed the company's rationale for the transaction, "In the past several months, CytRx has refined its business strategy to focus on

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the development of therapeutics for ALS, obesity/type 2 diabetes, HIV and CMV.
This acquisition significantly expands and accelerates our efforts in ALS by providing us with arimoclomol, a clinical-stage ALS drug with substantial revenue potential. We believe we can reach clinical proof-of-principle quickly with arimoclomol, since the drug has already demonstrated therapeutic efficacy in a pre-clinical model of ALS and was well absorbed and well tolerated in Phase I clinical trials. Due to the severity of ALS and the current lack of an effective treatment, we expect that arimoclomol will receive orphan drug status with the FDA. Therefore, a Phase II trial demonstrating efficacy could be sufficient to support registration for marketing. Additionally, the opportunity to obtain three small molecules in one transaction, each of which has substantial human safety data and therapeutic potential, further strengthens our product pipeline to complement our ongoing work in the development of RNAi therapeutics."

Dr. Robert H. Brown, Jr., Professor of Neurology at Harvard Medical School, founder of the Cecil B. Day Laboratory for Neuromuscular Research at Massachusetts General Hospital, and a recognized authority on ALS and member of CytRx's Scientific Advisory Board said, "The preliminary data makes arimoclomol an extremely important ALS drug candidate because of its demonstrated safety profile and the potential to treat both sporadic (spontaneous) and familial (inherited) forms of ALS."

PORTFOLIO OF THREE ACQUIRED DRUG CANDIDATES:

Biorex's small molecule drugs provide cellular protection from abnormal proteins by activating molecular "chaperone" proteins that can repair or degrade the damaged proteins that are believed to cause many diseases, including ALS.

ARIMOCLOMOL (ALS, LOU GEHRIG'S DISEASE)

Originally developed to treat diabetic complications, arimoclomol was recently discovered to significantly inhibit progression of ALS in an experimental animal model of the disease (Kierin et al., Nature Medicine, April 2004, Vol. 10(4), 402-5).

"The mechanism of these drugs accomplishes the same goal as RNAi, removal of toxic proteins, but does it at the protein level instead of at the RNA level," said Jack Barber, Ph.D., CytRx Senior Vice President of Drug Development.

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The company's RNAi approach seeks to prevent the production of a toxic protein that causes disease in a subset of ALS patients that have inherited a mutation in the superoxide dismutase 1 (SOD1) gene. CytRx believes that arimoclomol would not only target the SOD1 protein, but also additional toxic proteins that may be involved in the more common ("sporadic") form of ALS as well. Arimoclomol would thus dramatically increase the number of treatable ALS patients, compared with the RNAi approach. "We plan to continue development of our RNAi approach to ALS concurrently with developing arimoclomol, but if both drugs prove to be effective, we would focus any immediate clinical development activities on the orally available arimoclomol, since it addresses a broader patient population," said Dr. Barber.

IROXANADINE (DIABETES AND CARDIOVASCULAR DISEASE)

Iroxanadine has been tested in two Phase I clinical trials and one Phase II clinical trial where it was well tolerated and showed signs of efficacy, significantly improving the function of endothelial cells in blood vessels of patients at risk of cardiovascular disease. CytRx intends to initially develop the drug to improve endothelial dysfunction in indications with what it believes will be clinical end-points that can be demonstrated relatively quickly, such as diabetic wound healing. The company hopes to demonstrate efficacy in these smaller market indications to build value as part of a strategy to potentially out-license iroxanadine to one or more larger pharmaceutical companies for the major market cardiovascular indications.

Dr. Louis Ignarro, Noble Laureate, CytRx's Chief Scientific Spokesman and world authority in cardiovascular disease noted, "The safety and efficacy data from two Phase I clinical trials and one Phase II trial are extraordinary and provide CytRx with a clear roadmap to quickly bring iroxanadine to market to address endothelial dysfunction, a common complication associated with diabetes."

BIMOCLOMOL

Bimoclomol is a drug that has been shown to be safe in two large Phase II clinical trials. Although the drug did not show efficacy for diabetic neuropathy, the indication for which it was tested, CytRx believes this compound could be effective for other therapeutic indications.

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DETAILS OF THE TRANSACTION AND FINANCING

In conjunction with this acquisition, CytRx completed a private placement of 4,000,000 shares of its common stock to institutional investors, with gross proceeds of $4 million. The company also issued warrants to purchase an additional 2,800,000 shares of common stock exercisable at an exercise price of $1.72 per share for a period of five years. CytRx has agreed to register all of the privately placed shares of common stock, together with the shares issuable upon exercise of the warrants, for resale.

The offering proceeds were used to acquire the assets of Biorex. Rodman & Renshaw served as the lead placement agent in the financing. Rodman & Renshaw also served as financial advisor to CytRx Corporation on the acquisition.

CONFERENCE CALL DETAILS

CytRx has scheduled a conference call to discuss the acquisition of Biorex Research & Development RT. for Tuesday, October 5, 2004 at 11:00 AM EST.

Participants are asked to call the following numbers 5-10 minutes prior to the starting time:

-       From the U.S. and Canada: 1-888-855-5487

-       International: 719-457-2666

-       Internet: www.cytrx.com or
        https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwdcdcnvrwzws

A replay will be available for 30 days after the call by dialing 1-888-203-1112 (US and Canada) or 719-457-0820 (International) and entering access code 830845 when prompted and is also available through the company's website at www.cytrx.com or https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrwdcdcnvrwzws.

For more information, call: Jane Lin or Dian Griesel, Ph.D. at The Investor Relations Group, Inc. Phone: 212-825-3210.

ABOUT CYTRX CORPORATION

CytRx Corporation is a biopharmaceutical research and development company, based in Los Angeles with a subsidiary in Worcester, Massachusetts. The company is engaged in the development of products, primarily in the area of ribonucleic acid interference (RNAi) and small molecules, in a variety of therapeutic categories. The company has a broad-based strategic alliance with the University of Massachusetts Medical School to develop novel compounds in the areas of ALS, obesity, type 2 diabetes and CMV using RNAi technology. CytRx also licensed from UMMS the rights to a DNA-based HIV vaccine technology currently in a Phase I clinical trial. The company also has a research program with Massachusetts


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General Hospital, Harvard University's teaching hospital, to use RNAi technology to develop a drug for the treatment of ALS. For more information, visit CytRx's website at www.cytrx.com.

This press release may contain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of CytRx's diabetes, obesity, CMV and ALS research, the need for future clinical testing of any RNAi-based products and small molecules that may be developed by CytRx, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities for the products acquired from Biorex and other products and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for CytRx's RNAi technology or small molecules, CytRx's need for additional capital to fund its ongoing working capital needs, including ongoing research and development expenses related to the drugs purchased from Biorex, risks relating to the enforceability of any patents covering CytRx's products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for CytRx's products. Additional uncertainties and risks are described in CytRx's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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